EXHIBIT 10.2

Seres Therapeutics, Inc.

200 Sidney Street

Cambridge, MA 02139

November 4, 2021

Dear Dr. Ege,

Seres Therapeutics, Inc. (the “Company”) has agreed to pay you a one-time special cash bonus in the lump sum amount of $131,000 (the “Special Bonus”), less tax withholdings required by law, subject to the terms hereof. The Special Bonus will be paid to you within thirty (30) days following the date of this letter, subject to your continued service to the Company until the date of the payment of the Special Bonus.

In the event that your employment with the Company is terminated by the Company for Cause or by your resignation without Good Reason (as such capitalized terms are defined in the Amended and Restated Employment Agreement, dated January 29, 2021, by and between the Company and you), in either case, within two years following the payment of the Special Bonus, you will, within ten (10) days following your termination, repay to the Company the net amount of the Special Bonus paid to you. You agree that the Company may, but will not be required to, deduct the amount of the Special Bonus you are required to repay from any other amounts payable by the Company to you on an after-tax basis.

This letter agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile, email, .pdf or other electronic transmission of a signature shall be deemed to be and have the effect of an original signature.

Please indicate your acknowledgement of, and agreement with, the foregoing by countersigning the enclosed copy of this letter in the space provided below and returning the same to the Company.

Sincerely,

Seres Therapeutics, Inc.

By: /s/ Thomas J. DesRosier

Name: Thomas J. DesRosier

Title: Chief Legal Officer and Executive Vice President

Accepted and agreed:

/s/ David Ege

David Ege, Ph.D.